SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2002

FUELCELL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813

(Address of principal executive offices)	(Zip Code)

(203) 825-6000

(Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS.

          On January 14, 2002, an accident occurred in a manufacturing process line at FuelCell Energy's manufacturing operation in Torrington, Connecticut. The incident occurred in the newer of two tape casting lines that are used to fabricate certain fuel cell components. There was a buildup of fumes from solvents used in the manufacturing of these components that caused an explosion. The accident was not hydrogen-based or related to the operation of a fuel cell power plant. The older tape casting line has been operated for more than ten years without incident.

          Five employees sustained minor injuries and have returned to work. Approximately 160 employees work at the Company's Torrington manufacturing facility. The manufacture of other fuel cell components, including the final assembly of fuel cells, has continued uninterrupted since the tape casting accident occurred.

          The two tape casting lines have been shutdown as a safety precaution while Company management and engineers, working in cooperation with its insurers and other experts, conducted their investigations to determine the cause of the incident. The Company is planning to begin operating the older tape casting line in mid-February 2002 after certain modifications have been made. This line is capable of producing 20 to 25 megawatts of anode and matrix fuel cell components annually operating on three shifts. The newer tape casting line, including peripheral equipment such as controls, an incinerator and ductwork, originally cost approximately $1.7 million and was installed nine months after it was ordered last year as part of the Company's plant expansion.

          It is expected that shipments of fuel cell modules and commercial field trial power plants will be delayed by four to six weeks. However, the Company expects that it can still meet its 2002 deliveries of sub-megawatt and megawatt commercial field trial units currently in its 12 MW backlog.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: January 31, 2002	By: /s/ Joseph G. Mahler
Joseph G. Mahler
Chief Financial Officer